                                                                 EXHIBIT (d)(xi)


                       INVESTMENT SUB-ADVISORY AGREEMENT


        AGREEMENT made this ___ day of January 2002, by and between, Charles Schwab Investment Management, Inc. ("CSIM"), and Pacific Investment Management Company LLC ("Sub-Adviser").

        WHEREAS, Schwab Capital Trust, a Massachusetts business trust ("Company"), is an open-end, management investment company registered under the Investment Company Act of 1940 ("1940 Act"), consisting of several series, each having its own investment objective and policies; and

        WHEREAS, Company has entered into an Investment Advisory and Administration Agreement with CSIM pursuant to which CSIM acts as investment manager to Company ("Management Agreement"); and

        WHEREAS, CSIM, acting with the approval of Company, wishes to retain Sub-Adviser to provide discretionary investment advisory services ("Services") with respect to a portion of each series identified on Schedule A hereto, as may be amended from time to time, (each a "Fund") that may be allocated by CSIM for management by the Sub-Adviser from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets (for each Fund, the "Managed Assets"), and Sub-Adviser is willing to render the Services.

        NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties agree as follows:

1. APPOINTMENT. CSIM appoints Sub-Adviser to provide the Services for the period and term set forth in this Investment Sub-Advisory Agreement ("Agreement"). Sub-Adviser accepts such appointment and agrees to render the Services as provided herein.

2. DUTIES OF SUB-ADVISER.

        (a) Subject to supervision by the Company, its Board of Trustees ("Trustees") and CSIM (collectively "Fund Parties"), Sub-Adviser will manage the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash. Sub-Adviser will use the same skill and care in providing the Services to each Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has investment responsibilities. Sub-Adviser will provide Fund Parties with records concerning Sub-Adviser's activities that Fund Parties are required to maintain, and regular reports concerning Sub-Adviser's performance of the Services.

        (b) Unless CSIM provides written instructions to the contrary, Sub-Adviser will review all proxy solicitation materials and will exercise any voting rights associated with securities comprising the Managed Assets in the best interests of each Fund and its shareholders.

        (c) Sub-Adviser will provide assistance to Company, Charles Schwab & Co, Inc. ("Distributor") and CSIM (collectively "Schwab Parties"), as may be reasonably requested by such parties, in connection with the offering, sale and marketing of Fund shares. Such assistance will include, without limitation: (i) review of offering, marketing and sales materials; (ii) attendance and participation at internal and external conferences (including in-person, telephonic and video), conventions, road shows and other sales or educational meetings; and (iii) provision of discussion, analysis and commentary and market and performance data for filings with the Securities and Exchange Commission ("SEC") and web and other medium based marketing and advertising. Schwab parties may use the names, trade names, trademarks, service marks, artwork, designs, or other copyrighted materials of Sub-Adviser in connection with the offering, sale and marketing of Fund shares, subject to the written approval of Sub-Adviser, which will not be unreasonably withheld.

        (d) Unless CSIM provides written instructions to the contrary, Sub-Adviser will assist in determining, in good faith, the fair value of any securities of the Managed Assets for which market quotations are not readily available in accordance with guidelines and procedures adopted by the Trustees.

        (e) Sub-Adviser will discharge the foregoing responsibilities subject to the supervision of Fund Parties, and in compliance with the following: (i) such policies as Fund Parties may from time to time establish; (ii) Company's Prospectus and Statement of Additional Information ("Prospectus and SAI"); (iii) Company's Declaration of Trust and By-Laws; (iv) 1940 Act; (v) the Investment Advisers Act of 1940 ("Advisers Act"); (vi) any exemptive or other relief granted by the SEC; (vii) the Internal Revenue Code of 1986 ("Code"); (viii) the Commodities and Exchange Act ("CEA"); and (ix) any other applicable laws. If a conflict in policies referenced herein occurs, the Prospectus and SAI will control.

        (f) Sub-Adviser agrees to perform such duties at its own expense and to provide the office space, furnishings and equipment and the personnel required by it to perform the Services on the terms and for the compensation provided herein. Sub-Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for a Fund.

3. DUTIES OF CSIM. CSIM will continue to have responsibility for all services to be provided to a Fund pursuant to the Management Agreement and will oversee and review Sub-Adviser's performance of the Services. CSIM will furnish to Sub-Adviser current and complete copies of the Declaration of Trust and By-laws of Company, and the current Prospectus and SAI as those documents may be amended from time to time.

4. CUSTODY. Company will designate one or more custodians to hold the Managed Assets ("Custodian") in the name of each Fund. Each custodian will be responsible for the custody, receipt and delivery of securities and other assets of a Fund including the Managed Assets, and Sub-Adviser will have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of a Fund. In the event that any cash or securities of a Fund are delivered to Sub-Adviser, Sub-Adviser will promptly deliver the same to the Custodian for the benefit of and in the name of Fund. Sub-Adviser will provide to the Custodian and Fund Accountant on each business day, information relating to all transactions in the Managed Assets and will provide such information to Fund Parties upon request. Sub-Adviser will make all reasonable efforts to notify Custodian and Fund Accountant of all orders to brokers for the Managed Assets by 9:00 am EST on the day following the trade date and will affirm the trade to the Custodian and Fund Accountant before the close of business one business day after the trade date.


5. PORTFOLIO TRANSACTIONS.

        (a) Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of portfolio securities and other property for a Fund in a manner that implements the policy with respect to brokerage set forth in the Prospectus and SAI, or as Fund Parties may direct from time to time, and in conformity with the federal securities laws.

        (b) In effecting transactions for a Fund and selecting brokers or dealers, Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms for any transaction, Sub-Adviser will consider any factors that it deems relevant, including price paid for the security, commission paid for the transaction, clearance, settlement, reputation, financial strength and stability, efficiency of execution and error resolution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions and order of call.

        (c) Consistent with any policies established by Fund Parties and in compliance with the Prospectus and SAI and 1940 Act, Sub-Adviser is authorized, in its discretion, to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934).

        (d) In no instance will Sub-Adviser cause Managed Assets to be purchased from or sold to Sub-Adviser, Distributor, CSIM or any affiliated person of either Sub-Adviser, Company, Distributor or CSIM, as provided in writing to Sub-Adviser, (collectively "Related Parties"), except to the extent permitted by the 1940 Act or any exemptive or other relief granted by the SEC. Sub-adviser will not execute any transactions with brokers or dealers that are Related Parties without the prior written approval of CSIM.

        (e) Consistent with any policies established by Fund Parties, Sub-Adviser may aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Sub-Adviser, if, in Sub-Adviser's reasonable judgment, such aggregation will result in an overall economic benefit to Fund, taking into consideration the transaction price, brokerage commission and other expenses. In any single transaction in which purchases or sales of securities of any issuer for the account of a Fund are aggregated with other accounts managed by Sub-Adviser, the actual prices applicable to the transaction will be averaged among the accounts for which the transaction is effected, including the account of the Fund.

        (f) Consistent with any policies established by Fund Parties, Sub-Adviser is authorized to enter into agreements and execute any documents required to make investments pursuant to the Prospectus and SAI, as such Prospectus and SAI may be amended from time to time.

        (g) Sub-Adviser's investment authority shall include the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon, in accordance with the Fund's Prospectus and SAI and policies established by Fund Parties. Sub-Adviser is authorized to: (i) open and maintain brokerage accounts for financial futures and options ("Brokerage Accounts") on behalf of and in the name of Fund with respect to the managed assets and (ii) execute for and on behalf of Fund with respect to the Managed Assets, standard customer agreements with a broker or brokers. Sub-Adviser may, using such of the securities and other property in the Managed Assets as the Sub-Adviser deems necessary or desirable, direct the custodian to deposit on behalf of Fund with respect to the Managed Assets, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as Sub-Adviser deems desirable or appropriate. Sub-Adviser has delivered to CSIM a copy of its Disclosure Document, as amended, dated November 30, 2001, on file with the Commodity Futures Trading Commission. CSIM hereby acknowledges receipt of such copy.

6. COMPENSATION OF SUB-ADVISER. For the Services provided and expenses assumed by Sub-Adviser under this Agreement, CSIM will pay to Sub-Adviser compensation at the rate specified in Schedule B, as may be amended from time to time. Such compensation will be paid at the times and on the terms set forth in Schedule B. All rights of compensation under this Agreement for Services performed as of the termination date will survive the termination of this Agreement. Except as otherwise prohibited by law or regulation, Sub-Adviser may, in its discretion, from time to time, waive a portion of its compensation.

7. REPORTS.

        (a) Sub-Adviser will provide written quarterly reports to Fund Parties regarding the Managed Assets. CSIM will specify the information to be included in such quarterly reports, which request will not be unreasonable. Sub-Adviser will make available to Fund Parties any economic, statistical and investment services that Sub-Adviser makes available to its other institutional clients.

        (b) Sub-Adviser will promptly communicate to Fund Parties any information relating to transactions in the Managed Assets, as Fund Parties may reasonably request.

        (c) Sub-Adviser will promptly notify Fund Parties of any financial or regulatory condition that is likely to impair the ability of Sub-Adviser to perform the Services. In addition, Sub-Adviser will promptly notify Fund Parties of any intended change in control of Sub-Adviser and of any intended change in portfolio or senior management, as far in advance of such change as possible.

        (d) Sub-Adviser will make its officers and employees available to meet with Fund Parties at such times and places, as Fund Parties may reasonably request, including at quarterly and special meetings of the Trustees in San Francisco, California.

8. STATUS OF SUB-ADVISER. Sub-Adviser is and will continue to be registered under the Advisers Act. The Services of Sub-Adviser to Company for each Fund are not to be deemed exclusive, and Sub-Adviser is free to render similar services to others so long as its Services to the Fund are not impaired thereby. Sub-Adviser is and will continue to be an independent contractor and, unless otherwise expressly provided or authorized, has no authority to act for or represent Company in any way or otherwise act as agent of Company.

9. CODE OF ETHICS. Sub-Adviser will furnish to Fund Parties a current copy of its code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act. Upon written request of CSIM, Sub-Adviser will permit Fund Parties to examine the reports made by Sub-Adviser pursuant to Rule 17j-1 and other records relevant to Sub-Adviser's code of ethics. Sub-Adviser will provide an annual certification to Fund Parties certifying that there have been no material violations of Sub-Adviser's code of ethics or, if such violations have occurred, that appropriate actions have been taken in response to such violations.

10. CERTAIN RECORDS.

        (a) Sub-Adviser will maintain all books and records with respect to transactions involving the Managed Assets required by subparagraphs (b)(5), (6),
(7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser will provide to Fund Parties periodic and special reports, balance sheets, profitability analyses, financial information, and such other information with regard to Sub-Adviser's affairs, as Fund Parties may reasonably request, including any information requested by Fund Parties to assist the Trustees in evaluating the terms of this Agreement and any renewal thereof under
Section 15(c) of the 1940 Act.

        (b) Sub-Adviser will keep the books and records relating to the Managed Assets required to be maintained by Sub-Adviser under this Agreement and will timely furnish to Fund Parties all information relating to Sub-Adviser's Services under this Agreement needed by Fund Parties to keep the other books and records of the Company required by Rule 31a-1 under the 1940 Act. Sub-Adviser will also furnish to Fund Parties any other information relating to the Managed Assets that must be filed by Company with the SEC or sent to shareholders under the 1940 Act, and any exemptive or other relief granted by the SEC. Sub-Adviser agrees that all records that it maintains on behalf of Company are property of Company and Sub-Adviser will surrender promptly to Company any of such records upon Fund Parties' request;

provided, however, Sub-Adviser may retain a copy of such records. In addition, Sub-Adviser will preserve for the periods prescribed by Rule 31a-2 under 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and will transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to CSIM).

11. LIMITATION OF LIABILITY OF SUB-ADVISER. Sub-Adviser will not be liable for any claims, liabilities, damages, costs or losses ("collectively" claims) arising out of this Agreement, except to the extent such claims arise out of:
(a) Sub-Adviser's negligence, bad faith or willful misfeasance; or (b) Sub-Adviser's breach of this Agreement. Nothing in this Section 11 will be deemed a waiver or limitation of any obligation or duty that may not by law be waived or limited.

12. INDEMNIFICATION.

        (a) Sub-Adviser will indemnify and hold harmless Fund Parties, their affiliates and their respective employees, officers and directors from and against all claims arising out of this Agreement to the extent such claims arise out of: (i) Sub-Adviser's negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser's material breach of this Agreement.

        (b) CSIM will indemnify and hold harmless Sub-Adviser, its affiliates, and their respective employees, officers and directors from and against all claims arising out of this Agreement, except to the extent such claims arise out of: (i) Sub-Adviser's negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser's breach of this Agreement.

13. CONFIDENTIALITY. The Mutual Confidentiality and Non-Disclosure Agreement ("Confidentiality Agreement") previously entered into between the parties is attached hereto as Schedule C and incorporated herein by reference. The Confidentiality Agreement will remain in effect throughout the term of this Agreement, and each party will abide by all of the provisions set forth therein. Upon termination of this Agreement, each party will continue to hold any Confidential Information (as that term is defined in the Confidentiality Agreement) in strict confidence for ten years from the date of termination, except with regard to: (a) trade secrets of either party which will be held in confidence for as long as such information remains a trade secret; and (b) Schwab Customer Information (as that term is defined in the Confidentiality Agreement) which will be held by Sub-Adviser in strict confidence in perpetuity and which will be used by Sub-Adviser only to perform the Services and for no other purpose. In the event any of the provisions of the Confidentiality Agreement conflict with any of the provisions of this Agreement, the latter will control.

14. PUBLICITY. During and after the term of this Agreement, Sub-Adviser will not make any media release or other public announcement relating to this Agreement without Schwab Parties' prior written consent. Sub-Adviser will acquire no right to use, and will not use, without Schwab Parties' prior written consent, with respect to each use, the terms or existence of this Agreement, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials of Schwab Parties or their affiliates in any sales or advertising materials, press releases, client lists, presentations, promotions or other publicity related materials or media.

15. DURATION AND TERMINATION.

        (a) This Agreement will become effective for each Fund upon its approval by the Trustees and by a vote of the majority of the outstanding voting securities of each Fund; provided, however, if CSIM obtains exemptive relief from the SEC permitting it to engage a Sub-Adviser without first obtaining approval of the Agreement from a majority of the outstanding voting securities of the Fund involved, the Agreement will become effective upon its approval by the Trustees, without approval by the shareholders. This Agreement will remain in effect until two years from date of each effectiveness, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and
(ii) by the Trustees, or by the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" will be construed in a manner consistent with the 1940 Act.

        (b) This Agreement may be terminated at any time, without cause and without payment of any penalty by Fund Parties, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of a Fund on not more than 60 days' written notice to the Sub-Adviser, or by CSIM upon 90 days' written notice to Sub-Adviser. In addition, this Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty by Fund Parties, upon written notice to Sub-Adviser. As used herein, "with cause" means: (i) any material breach of the Agreement by Sub-Adviser; (ii) any federal or state regulatory violation by Sub-Adviser; and (iii) any material financial or other impairment that in the reasonable judgment of CSIM impairs Sub-Adviser's ability to perform the Services.

        (c) This Agreement may not be terminated by the Sub-Adviser prior to January 1, 2003. Thereafter, this Agreement may be terminated by the Sub-Adviser at any time, without cause and without payment of any penalty, upon 90 days' written notice to CSIM.

        (d) This Agreement will automatically and immediately terminate in the event of its assignment or in the event of the termination of the Management Agreement.

        (e) Any termination of this Agreement in accordance with the terms hereof will not affect the obligations or liabilities accrued prior to termination. As used in this Section 15, the terms "assignment", "interested persons," and a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in the 1940 Act; subject to such exceptions and other relief as may be granted by the SEC.

16. NOTICE. All notices required or permitted hereunder will be deemed sufficient upon receipt if sent by: (a) hand; (b) registered or certified mail, postage prepaid; (c) overnight courier; or (d) facsimile transmission to the last address furnished by the other party to the party giving notice. At the outset, such notices will be delivered to the following addresses:

          CSIM:             Charles Schwab Investment Management, Inc.
                            101 Montgomery Street
                            San Francisco, CA  94104
                            Attention:  Treasurer
                            Telephone:  (415) 667-3901
                            Facsimile:  (415) 667-3800

          Sub-Adviser:      Pacific Investment Management Company LLC
                            840 Newport Center Drive, Suite 300
                            Newport Beach, CA 92660
                            Attention:  Chief Legal Officer
                            Telephone:  949-720-6180
                            Facsimile:  949-720-6403
                            cc: [Account Manager]

17. NONCOMPETE PROVISIONS. Except as set forth in Schedule D, Sub-Adviser is not and will not become a party to any noncompete agreement or other agreement or arrangement that would restrict, limit or otherwise interfere with the ability of Schwab Parties and their affiliates to employ or engage any person or entity, now or in the future, to provide investment advisory or other services.

18. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

19. GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter will control. Any legal action or proceeding arising out of this Agreement will be brought only in the courts of the State of California located in the City and County of San Francisco or in the United States District Court for the Northern District of California. Each party will submit to the jurisdiction of such courts and venue in such courts and will waive any claims that such courts lack jurisdiction or are inconvenient forums.

20. MISCELLANEOUS.

        (a) This Agreement constitutes the entire agreement and understanding between the parties relating to the Services. Any prior agreements, promises or representations not expressly set forth in this Agreement are of no force and effect. No waiver or modification of this Agreement will be effective unless reduced to writing and signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto of any right, remedy, power or privilege hereunder will operate as a waiver thereof.

        (b) This Agreement is entered into on behalf of each Fund severally, and not jointly, with the express intention that the provisions contained herein will apply separately with respect to each Fund, as if contained in separate agreements.

        (c) Except as set forth in Section 15, this Agreement binds and inures to the benefit of parties, their successors and assigns. This Agreement may be executed in more than one counterpart each of which will be deemed an original and both of which, taken together, will be deemed to constitute one and the same instrument.

        (d) Company refers to Schwab Capital Trust and its Trustees, as Trustees but not individually or personally, acting under a Declaration of Trust dated May 7, 1993. A copy of the Certificate of Trust of Company is on file with the Secretary of State of the State of Massachusetts. Notice is hereby given that the obligations of Company entered into in the name of or on behalf of Company by any of its Trustees,

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representatives or agents are made not individually, but in such Company capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of Company personally, but bind only the assets of Company belonging to such Fund for the enforcement of any claims against Company.

        (e) As used in this Agreement, any references to any laws (including, without limitation, the 1940 Act, Advisers Act, Code and CEA) incorporate the effects of: (i) any amendments to such laws; (ii) any rules or regulations promulgated under such laws; and (iii) any interpretations of such laws, rules or regulations by the applicable regulatory authorities.

        (f) Concurrently with the execution of this Agreement, Sub-Adviser is delivering to CSIM a copy of Part II of its Form ADV, as revised, on file with the SEC. CSIM acknowledges receipt of such copy.

NOW THEREFORE, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


Charles Schwab Investment Management, Inc.



By:
          ----------------------------------
          Name:
          Title:


Pacific Investment Management Company LLC



By:
          ----------------------------------
          Name:
          Title:

                                   SCHEDULE A
                                     TO THE
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                                       AND
                    PACIFIC INVESTMENT MANAGEMENT COMPANY LLC




FUND

Schwab Multi-Manager Balanced Fund

Effective Date of this Schedule A: January __, 2002

                                   SCHEDULE B
                                     TO THE
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                                       AND
                    PACIFIC INVESTMENT MANAGEMENT COMPANY LLC


FEES

Fees will be accrued each day by applying to the Net Asset Value of the Managed Assets at the end of that day, the daily rate, using a 365-day year, equivalent to the applicable fee percentage set forth below ("Company Percentage"). Sub-Adviser represents and warrants that the Company Percentage now is and in the future will be equal to or less than the applicable fee percentage payable to Sub-Adviser under any other advisory or sub-advisory agreement for comparable investment advisory services (each a "Third Party Percentage"). If at any times, the Company Percentage is greater than any Third Party Percentage, the Company Percentage will be reduced to the lowest Third Party Percentage, including with respect to any advisory or sub-advisory agreement amended or entered into by Sub-Adviser after the effective date of this Schedule. Fees will be paid within 30 days following the end of each calendar quarter.

COMPANY PERCENTAGE

25 Basis Points on all Managed Assets.

Effective Date of this Schedule B: January __, 2002.

                                   SCHEDULE C
                                     TO THE
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                                       AND
                    PACIFIC INVESTMENT MANAGEMENT COMPANY LLC





MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

A true and correct copy of the MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT is attached hereto.

Effective Date of this Schedule C: January __, 2002.

                                   SCHEDULE D
                                     TO THE
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                                       AND
                    PACIFIC INVESTMENT MANAGEMENT COMPANY LLC





NONCOMPETE PROVISIONS:

None.

Effective Date of this Schedule D: January __, 2002.